EXHIBIT 11

       STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
               COMPUTATION OF EARNINGS (LOSS) PER SHARE
             YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
                   (in thousands, except share data)


                                            1996      1995     1994
PRIMARY
 Average shares outstanding                32,816   30,930    29,853
 Net effect of dilutive stock options --
  based on the
  treasury stock method using  average
  market price                              1,974       --        --
        Total                              34,790   30,930    29,853


Income (loss) before cumulative effect
 of accounting change                     $33,689  $(7,471) $(11,577)


 Cumulative effect of accounting change        --       --    (3,896)

        Net income (loss)                 $33,689  $(7,471) $(15,473)


 Primary per share amount:
   Before cumulative effect of
    accounting change                     $   .97  $  (.24) $   (.39)

   Cumulative effect of accounting
    change                                     --       --      (.13)
        Net income (loss) per share       $   .97  $  (.24) $   (.52)


FULLY DILUTED
 Average shares outstanding                32,816   30,930    29,853
 Net effect of dilutive stock options --
  based on the
  treasury  stock  method  using  the
  year-end market price,
  if higher than average market price       1,974       --        --
        Total                              34,790   30,930    29,853
Income (loss) before cumulative effect
 of  accounting change                    $33,689  $(7,471) $(11,577)


Cumulative effect of accounting change         --       --    (3,896)
        Net income (loss)                 $33,689  $(7,471) $(15,473)


Fully diluted per share amount:
  Before cumulative effect of
   accounting change                      $   .97  $  (.24) $   (.39)

  Cumulative  effect  of   accounting
   change                                      --       --      (.13)
        Net income (loss) per share       $   .97  $  (.24) $   (.52)


This computation is required by Regulation S-K Item 601 and is filed as an exhibit under Item 14a(3) of Form 10-K.

SEC Release No. 33-5133 requires ". . . when per share earnings are disclosed, . . . the information with respect to the computation of per share earnings on both primary and fully diluted bases, presented by exhibit or otherwise, must be furnished even though the amounts of per share earnings on the fully diluted basis are not required to be stated under the provisions of Accounting Principles Board Opinion No. 15."